Exhibit 1(c)

MERRILL LYNCH SERIES FUND, INC.

ARTICLES OF AMENDMENT

MERRILL LYNCH SERIES FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking out in its entirety ARTICLE V and inserting in lieu thereof the following:

ARTICLE V

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is TWO BILLION (2,000,000,000) shares of the par value of Ten Cents ($0.10) per share and of the aggregate par value of $200,000,000. The shares shall be divided into ten classes of Common Stock which are hereby designated as Money Reserve Portfolio Common Stock, Intermediate Government Bond Portfolio Common Stock, Long Term Corporate Bond Portfolio Common Stock, Capital Stock Portfolio Common Stock, Growth Stock Portfolio Common Stock, and five classes of Common Stock that are designated Classes A, B, C, D, and E, respectively. Each class of Common Stock with the exception of the class designated as Money Reserve Portfolio Common Stock shall consist of One Hundred Million (100,000,000) shares. The class of Common Stock designated as Money Reserve Portfolio Common Stock shall consist of One Billion One Hundred Million (1,100,000,000) shares.

(a) The holders of each share of stock of the Corporation shall be entitled to one vote for each full share, and a fractional vote for each fractional share of stock, irrespective of the class, then standing in his name on the books of the Corporation. On any matter submitted to a vote of Stockholders, all shares of the Corporation then issued and outstanding and entitled to vote shall be voted in the aggregate and not by class except that (1) when otherwise expressly required by the Maryland General Corporation Law or the Investment Company Act of 1940, as amended, shares shall be voted by individual class; (2) only shares of the respective portfolios are entitled to vote on matters concerning only that Portfolio; and (3) fundamental policies, as specified in Article XIV of the by-laws, may not be changed, unless a change affects only one Portfolio, without the approval of the holders of a majority of the Fund’s outstanding voting shares, including a majority [as defined under the Investment Company Act of 1940] of the shares of each Portfolio.

(b) Each class of stock of the Corporation shall have the following powers, preferences or other special rights, and the qualifications, restrictions, and limitations thereof shall be as follows:

(1) The shares of each Portfolio, when issued, will be fully paid and non-assessable, have no preference, preemptive, conversion, exchange or similar rights, and will be freely transferable.

(2) The Board of Directors may from time to time declare and pay dividends or distributions, in stock or in cash, on any or all classes of stock, the amount of such dividends and distributions and the payment of them being wholly in the discretion of the Board of Directors.

(i) Dividends or distributions on shares of any class of stock shall be paid only out of earned surplus or other lawfully available assets belonging to such class.

(ii) Inasmuch as one goal of the Corporation is to qualify as a “regulated investment company” under the Internal Revenue Code of 1954, as amended, or any successor or comparable statute thereto, and Regulations promulgated thereunder, and inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books of the Corporation, the Board of Directors shall have the power in its discretion to distribute in any fiscal years as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient in the opinion of the Board of Directors, to enable the Corporation to qualify as a regulated investment company and to avoid liability for the Corporation for Federal income tax in respect of that year. In furtherance, and not in limitation of the foregoing, in the event that a class of shares has a net capital loss for a fiscal year, and to the extent that a net capital loss for a fiscal year offsets net capital gains from one or both of the other classes, the amount to be deemed available for distribution to the class or classes with the net capital gain may be reduced by the amount offset.

(3) The assets belonging to any class of stock shall be charged with the liabilities in respect to such class, and shall also be charged with its share of the general liabilities of the Corporation in proportion to the asset value of the respective classes. The determination of the Board of Directors shall be conclusive as to the amount of liabilities, the allocation of the same as to a given class, and as to whether the same or general assets of the Corporation are allocable to one or more classes.

(c) The board of directors may classify or reclassify any unissued capital stock of the Corporation from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

SECOND: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholder of the Corporation.

THIRD:

(a) The total number of shares of all classes of stock of the Corporation heretofore authorized, and the number and par value of the shares of each class, are as follows:

One Billion (1,000,000,000) shares of capital stock divided into ten classes of Common Stock each of which consists of One Hundred Million (100,000,000) shares of the par value of Ten Cents ($0.10) per share.

(b) The total number of shares of all classes of stock of the Corporation as increased, and the number and par value of the shares of each class, are as follows:

Two Billion (2,000,000,000) shares of capital stock divided into ten classes of Common Stock each of which consists of Two Hundred Million (2000,000,000) shares of the par value of Ten Cents ($0.10) per share.

(c) The information required pursuant to [ ] 2-607(b)(2)(i) of the General Corporation Law of Maryland was not changed by the foregoing amendment.

In witness whereof, MERRILL LYNCH SERIES FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on May 11, 1984.

MERRILL LYNCH SERIES FUND, INC.

By:	/s/ Arthur Zeikel
Arthur Zeikel
President

Attest:

/s/ Philip L. Kirstein
Philip L. Kirstein, Secretary

The undersigned, President of MERRILL LYNCH SERIES FUND, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Arthur Zeikel
Arthur Zeikel
President

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